EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Jesup & Lamont, Inc.

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to the Registration Statement on Form S-3 of Jesup & Lamont, Inc. and to the incorporation by reference of our report dated March 28, 2008, with respect to the consolidated financial statements of Jesup & Lamont, Inc. and Subsidiaries (formerly Empire Financial Holding Company) in its Annual Report (Form 10-KSB/A) for the year ended December 31, 2007 included therein and filed with the Securities and Exchange Commission.

/s/ MILLER, ELLIN & COMPANY LLP

Miller, Ellin & Company LLP

New York, New York

September 4, 2008